Exhibit 99.1

Ozop Energy Solutions Enters $40 Billion Smart Lighting and Controls Market with New Subsidiary

Florida, NY April 26th, 2022 – Ozop Energy Solutions, Inc. (OZSC), (“Ozop” or the “Company”) is pleased to announce the launch of its new division, Ozop Engineering and Design, Inc. (“OED”), a wholly owned subsidiary of the Company. OED will design and engineer energy-efficient, easy to install, “smart” digital lighting controls systems for commercial buildings, campuses, and sports, medical, military complexes throughout North America and eventually the global marketplace.

As per the recent market study published by Global Industry Analysts, the global market for Smart Lighting and Control Systems, estimated at US$40.5 Billion in 2022, is projected to reach a revised size of US$78.8 Billion by 2026, growing at a CAGR of 14.7%. OED has assembled a team of engineers and lighting control specialists with over 31 years of operational experience in power management systems, lighting controls, and DMX control apparatus to service markets that include architectural firms, interior designers, electrical engineers, lighting consultants, military contractors, and electrical distributors.

Smart lighting refers to an energy-efficient lighting product wherein light control is adjusted based on users’ needs and as per the regulations. Smart lighting systems and control systems offer numerous benefits, including the ability to remotely access the lighting system, improved energy efficiency, reduced energy consumption, easy installation, and cost-effective lighting solution compared to conventional lighting systems. Smart lighting products also reduce greenhouse gas emissions, thus helping maintain a sustainable atmosphere. Driven by the continuous focus on sustainable green building initiatives to address rising environmental concerns, the adoption of smart lighting products is on the rise. The demand for smart lighting systems also benefits from government efforts to promote smart city projects, which focus on adopting energy-efficient and connected, or IoT-based lighting systems. Advances in sensor and electronics segments, the evolution of wireless technology, and the transition away from incandescent lamps are also expected to support market expansion.

“As the concept of smart lighting gains significant traction with government directives regarding energy consumption and the rapid modernization of global infrastructure facilities, we believe this is a perfect market to direct our expertise and provide additional revenue opportunities for Ozop by designing, supplying, and programming renewable energy smart systems,” stated Brian P Conway, CEO of Ozop Energy Solutions, Inc.

Ozop Engineering and Design has a dedicated creative team that produces system drawings, a certified technical support staff for product inquiries, and onsite system programming & commissioning agents for rapid deployment. Operations for OED launched as of April 1st, 2022, and has begun establishing relationships with some of the nation’s largest suppliers of lighting control systems, with an estimated forty-plus contracts in various stages of development in the first two weeks of operation.

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners Inc. is a majority owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is a licensed reinsurance company that will market and distribute a vehicle service contract for the electric vehicle market, focusing on battery replacement, repair, and roadside assistance products.

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Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

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